Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President-Finance & Treasurer

Jim Mathias, Director – Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Reports Third Quarter 2009 Results

Third Quarter 2009 Highlights Include:

•	Quarterly consolidated total revenues of approximately $896 million, an increase of 30% over third quarter of 2008

•	Quarterly consolidated Adjusted EBITDA of $272 million, an increase of 35% over third quarter of 2008 and the highest quarterly consolidated Adjusted EBITDA in company history

•	Core Market Adjusted EBITDA of approximately $316 million, an increase of approximately 34% over third quarter of 2008

•	Quarterly consolidated income from operations of $158 million, an increase of 31% over third quarter of 2008

•	Quarterly consolidated net subscriber additions of 66 thousand

•	Announces initial vendor selection for 4G LTE network upgrade

•	Expanded area where MetroPCS Unlimited NationwideSM service is available to more than 11,000 cities and towns in the United States

DALLAS (November 5, 2009) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter ended September 30, 2009. MetroPCS reported quarterly growth in consolidated Adjusted EBITDA of 35% over the third quarter 2008 and finished the third quarter with over 6.3 million subscribers.

“This quarter we focused on managing costs; we delivered solid financial results and positioned the company for future growth. On a consolidated basis, we reported the highest consolidated quarterly Adjusted EBITDA in company history. In a seasonally slow quarter, we reported net additions that were below our expectations, due primarily to elevated churn and a deceleration in gross additions. We believe this was the result of continued U.S. macro-economic weakness, an increasingly competitive environment, and upward adjustments we made to the price of certain handsets,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.

“During the quarter, we continued to buildout and expand our network and increase distribution in the Northeast Markets. We recorded approximately 121 thousand net subscriber additions for the Northeast Markets during the third quarter. After enhancing our rate plans in August, we recently introduced additional marketing initiatives intended to address the evolving competitive marketplace.

“In September we announced our selection of our vendors for an initial launch of 4G LTE services and handsets for our anticipated launch of services in the second half of 2010, and also recently expanded the coverage area where our customers can receive MetroPCS Unlimited NationwideSM service,” Linquist concluded.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Service revenues	$812	$611	$2,306	$1,771
Total revenues	$896	$687	$2,551	$2,028
Income from operations	$158	$121	$405	$368
Net income	$74	$45	$144	$135
Diluted net income per common share	$0.21	$0.13	$0.40	$0.38
Consolidated Adjusted EBITDA(1)	$272	$201	$705	$589
Consolidated Adjusted EBITDA as a percentage of service revenues	33.5%	32.9%	30.6%	33.2%

ARPU(1)	$41.08	$40.73	$40.68	$41.73
CPGA(1)	$153.94	$128.21	$148.27	$130.78
CPU(1)	$17.27	$18.18	$16.93	$18.41
Churn-Average Monthly Rate	5.8%	4.8%	5.5%	4.5%

Consolidated Subscribers
End of Period	6,322,269	4,847,314	6,322,269	4,847,314
Net Additions	66,157	249,265	955,436	884,528
Penetration of Covered POPs(2)	7.1%	7.9%	7.1%	7.9%

(1)	For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
(2)	Number of covered POPs increased approximately 28 million from 9/30/08 to 9/30/09.

Quarterly Consolidated Results

•	MetroPCS reported consolidated service revenues of $812 million for the third quarter, an increase of 33% when compared to the prior year third quarter.

•

Income from operations increased approximately $37 million, or 31%, for the quarter ended September 30, 2009 as compared to the prior year’s third quarter. This was primarily driven by the 30% growth in subscribers over the last twelve months as well as continued cost benefits due to the increasing scale of our business, partially offset by costs associated with our unlimited international calling product and an increase in expenses associated with the ramp up of operations in the Northeast Markets.

•

Net income for the quarter increased $29 million, or 64%, compared to third quarter 2008 and includes approximately $18 million related to the reduction of a state unrecognized tax benefit associated with the expiration of a statute of limitations.

•	Consolidated Adjusted EBITDA of $272 million increased by $71 million, or 35%, when compared to the same period in the previous year.

•

Average revenue per user (ARPU) of $41.08 for the quarter represents an increase of $0.35 when compared to the third quarter of 2008 and an increase of $0.56 when compared to the second quarter of 2009. This increase was primarily driven by favorable rate plan sales mix and our unlimited international calling plan launched in June 2009.

•

The Company’s cost per gross addition (CPGA) of $153.94 for the quarter represents an increase of $25.73 when compared to the prior year’s third quarter and was primarily driven by the Northeast Markets segment related to the launches of service in the New York and Boston metropolitan areas in early 2009, coupled with increased promotional activities.

•

Cost per user (CPU) decreased to $17.27 in the third quarter, or 5%, when compared to the third quarter of 2008. The decrease in CPU is primarily due to the Company’s continued scaling of the business, partially offset by costs associated with our unlimited international calling product as well as expenses related to the ramp up of operations in the Northeast Markets.

•

Churn increased 100 basis points from 4.8% to 5.8%, when compared to the third quarter of 2008. The increase in churn was primarily related to incremental gross additions of 1.5 million customers during the nine months ended June 30, 2009, as compared to the same period in 2008, coupled with churn from increased competition.

Effective January 1, 2009, the Company implemented a change to the composition of its reportable segments under SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information,” (Accounting Standards Codification 280 “Segment Reporting”). Under this change, the Company now aggregates its thirteen operating segments as follows: the Core Markets include the Atlanta, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, Orlando/Jacksonville, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas and the Northeast Markets include the Boston, New York and Philadelphia metropolitan areas. On June 9, 2009, the Company filed a current report on Form 8-K which reflects the retrospective adjustment of the historical quarterly performance measures presented below.

Core Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Service revenues	$740	$608	$2,162	$1,768
Total revenues	$809	$682	$2,373	$2,023
Income from operations	$238	$165	$648	$464
Adjusted EBITDA	$316	$236	$878	$661

Adjusted EBITDA as a percentage of service revenues	42.7%	38.9%	40.6%	37.4%

Subscribers
End of Period	5,655,785	4,802,692	5,655,785	4,802,692
Net Additions	(54,441)	204,643	393,103	839,906
Penetration of Covered POPs	8.9%	8.4%	8.9%	8.4%

Core Markets Quarterly Results

•

The Core Markets ended the quarter with approximately 5.7 million subscribers and an 8.9% penetration rate, representing a 54 thousand decrease in net subscriber additions in the third quarter and an increase of 853 thousand net subscriber additions since September 30, 2008.

•	The Core Markets generated an additional $132 million in service revenues for the quarter ended September 30, 2009 over the third quarter of 2008.

•	For the third quarter 2009, income from operations increased $73 million, or 44%, as compared to the third quarter of 2008.

•

The Core Markets generated third quarter 2009 Adjusted EBITDA of approximately $316 million versus $236 million for the same period a year ago, representing an increase of approximately 34%. Core Market Adjusted EBITDA margins improved from 38.9% in the third quarter of 2008 to 42.7% in the third quarter of 2009.

Northeast Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Service revenues	$72	$3	$144	$3
Total revenues	$87	$5	$178	$5
Loss from operations	$(71)	$(40)	$(238)	$(82)
Adjusted EBITDA (Deficit)	$(44)	$(35)	$(173)	$(72)

Subscribers
End of Period	666,484	44,622	666,484	44,622
Net Additions	120,598	44,622	562,333	44,622
Penetration of Covered POPs	2.6%	1.1%	2.6%	1.1%

Northeast Markets Quarterly Results

•

The Northeast Markets ended the third quarter with approximately 666 thousand subscribers and a 2.6% penetration rate, representing approximately 121 thousand net subscriber additions in the third quarter and an increase of approximately 622 thousand net subscriber additions since September 30, 2008.

•	The Northeast Markets generated an additional $69 million in service revenues for the quarter ended September 30, 2009 over the third quarter of 2008.

•	For the third quarter of 2009, loss from operations increased $31 million to $71 million as compared to the third quarter of 2008.

•	The Northeast Markets generated a third quarter 2009 Adjusted EBITDA deficit of approximately $44 million versus an Adjusted EBITDA deficit of $35 million for the same quarter in 2008.

Due to, among other things, MetroPCS’ view that the U.S. economy will continue to experience weakness through at least the end of the year and increased competition in the wireless market, MetroPCS, as described below, will be affirming in part and revising in part its Annual Guidance for 2009 originally provided by the Company on November 5, 2008. Except as provided below, MetroPCS does not provide or reaffirm any operational or financial guidance for fiscal year 2009. In addition, due to the uncertainty in the economic and competitive environment and pending the development of MetroPCS’ current and planned marketing and sales initiatives, MetroPCS at this time is not providing financial guidance for fiscal year 2010.

Operational and Financial Guidance for 2009

For the year ending December 31, 2009, MetroPCS today reaffirms the following guidance the Company originally provided on November 5, 2008.

MetroPCS currently expects to incur capital expenditures in the range of $0.7 billion to $0.9 billion on a consolidated basis for the year ending December 31, 2009. MetroPCS currently expects to reach unlevered free cash flow positive on a consolidated basis in late 2009.

Updated Operational and Financial Guidance for 2009

MetroPCS currently expects net subscriber additions in the range of 1.0 million to 1.2 million on a consolidated basis for the year ending December 31, 2009.

The Company currently expects Consolidated Adjusted EBITDA to be in the range of $850 million to $950 million for the year ending December 31, 2009.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Third Quarter 2009 Earnings Results at 9:00 a.m. (ET) on Thursday, November 5, 2009.

Date:	Thursday, November 5, 2009
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	31919942

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company’s Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on November 5, 2009.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 31919942.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS is the fifth largest facilities-based carrier in the United States and has access to licenses covering a population of approximately 143 million people in the largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Jacksonville, Detroit, Boston, Miami, Las Vegas, Orlando, Tampa and Sacramento. As of September 30, 2009, MetroPCS had over 6.3 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements

This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	the highly competitive nature of our industry;

•	current and planned marketing and sales initiatives;

•	the rapid technological changes in our industry;

•	the current economic slow down or recession continuing in the United States;

•	the state of the capital markets and the United States economy;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to achieve planned growth rates;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to maintain and upgrade our networks and business systems;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services, and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	the performance of our suppliers and other third parties on whom we rely; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission.

The forward-looking statements and projections speak only as to the date made, are based on current expectations, and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The results for the third quarter of 2009 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

(Unaudited)

	September 30, 2009	December 31, 2008
CURRENT ASSETS:
Cash and cash equivalents	$955,578	$697,948
Short-term investments	224,928	3
Inventories, net	88,124	155,955
Accounts receivable (net of allowance for uncollectible accounts of $1,883 and $4,106 at September 30, 2009 and December 31, 2008, respectively)	47,780	34,666
Prepaid charges	88,792	56,347
Deferred charges	38,595	49,716
Deferred tax assets	1,832	1,832
Other current assets	23,642	47,417

Total current assets	1,469,271	1,043,884

Property and equipment, net	3,097,625	2,847,751
Restricted cash and investments	13,437	4,575
Long-term investments	3,846	5,986
FCC licenses	2,451,544	2,406,596
Microwave relocation costs	19,282	16,478
Other assets	107,884	96,878

Total assets	$7,162,889	$6,422,148

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$483,436	$568,432
Current maturities of long-term debt	18,174	17,009
Deferred revenue	164,313	151,779
Other current liabilities	5,371	5,136

Total current liabilities	671,294	742,356

Long-term debt, net	3,590,688	3,057,983
Deferred tax liabilities	481,732	389,509
Deferred rents	74,443	56,425
Redeemable ownership interest	7,457	6,290
Other long-term liabilities	103,644	135,262

Total liabilities	4,929,258	4,387,825

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 352,254,300 and 350,918,272 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	35	35
Additional paid-in capital	1,622,483	1,578,972
Retained earnings	631,568	487,849
Accumulated other comprehensive loss	(20,455)	(32,533)

Total stockholders’ equity	2,233,631	2,034,323

Total liabilities and stockholders’ equity	$7,162,889	$6,422,148

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share information)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
REVENUES:
Service revenues	$812,340	$610,691	$2,305,888	$1,771,222
Equipment revenues	83,253	76,030	244,646	256,660

Total revenues	895,593	686,721	2,550,534	2,027,882

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $88,232, $58,484, $240,803 and $160,202, shown separately below)	298,288	219,423	812,596	614,036
Cost of equipment	199,092	160,538	651,511	520,783
Selling, general and administrative expenses (excluding depreciation and amortization expense of $10,745, $9,147, $31,294 and $25,617, shown separately below)	138,460	116,654	417,191	334,448
Depreciation and amortization	98,977	67,631	272,097	185,819
Loss (gain) on disposal of assets	2,569	1,822	(8,328)	4,471

Total operating expenses	737,386	566,068	2,145,067	1,659,557

Income from operations	158,207	120,653	405,467	368,325

OTHER EXPENSE (INCOME):
Interest expense	70,391	42,950	199,358	136,032
Accretion of put option in majority-owned subsidiary	395	317	1,168	937
Interest and other income	(853)	(5,164)	(1,881)	(20,418)
Impairment loss on investment securities	374	2,956	1,827	20,037

Total other expense	70,307	41,059	200,472	136,588

Income before provision for income taxes	87,900	79,594	204,995	231,737

Provision for income taxes	(14,350)	(34,714)	(61,276)	(96,873)

Net income	$73,550	$44,880	$143,719	$134,864

Other comprehensive income:
Unrealized gains on available-for-sale securities, net of tax	776	—	665	798
Unrealized losses on cash flow hedging derivatives, net of tax	(8,570)	(3,202)	(12,197)	(7,863)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax	8,792	3,570	23,610	8,271

Comprehensive income	$74,548	$45,248	$155,797	$136,070

Net income per common share:
Basic	$0.21	$0.13	$0.41	$0.39

Diluted	$0.21	$0.13	$0.40	$0.38

Weighted average shares:
Basic	352,182,656	349,983,692	351,732,660	349,069,936

Diluted	355,359,436	355,883,935	356,511,560	355,573,339

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$143,719	$134,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272,097	185,819
Provision for uncollectible accounts receivable	191	14
Deferred rent expense	17,765	14,268
Cost of abandoned cell sites	6,148	3,603
Stock-based compensation expense	35,767	30,254
Non-cash interest expense	8,176	1,875
(Gain) loss on disposal of assets	(8,328)	4,471
Gain on sale of investments	(272)	—
Impairment loss on investment securities	1,827	20,037
Accretion of asset retirement obligations	3,716	2,244
Accretion of put option in majority-owned subsidiary	1,168	937
Deferred income taxes	85,070	93,484
Changes in assets and liabilities:
Inventories	67,831	26,644
Accounts receivable, net	(13,305)	(7,511)
Prepaid charges	(22,123)	(17,854)
Deferred charges	11,121	(3,702)
Other assets	9,565	(298)
Accounts payable and accrued expenses	171,442	21,381
Deferred revenue	12,438	16,069
Other liabilities	(24,599)	1,308

Net cash provided by operating activities	779,414	527,907

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(636,522)	(660,771)
Change in prepaid purchases of property and equipment	(10,211)	10,526
Proceeds from sale of property and equipment	4,836	502
Purchase of investments	(374,227)	—
Proceeds from sale of investments	150,000	37
Change in restricted cash and investments	(13,112)	—
Purchases of and deposits for FCC licenses	(15,517)	(314,567)
Proceeds from exchange of FCC licenses	949	—
Cash used in business acquisitions	—	(25,163)
Microwave relocation costs	(1,050)	(1,798)

Net cash used in investing activities	(894,854)	(991,234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	(100,368)	15,809
Proceeds from 9 1/ 4% Senior Notes	492,250	—
Debt issuance costs	(11,925)	—
Repayment of debt	(12,000)	(12,000)
Payments on capital lease obligations	(2,680)	—
Proceeds from exercise of stock options	7,793	9,702

Net cash provided by financing activities	373,070	13,511

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	257,630	(449,816)
CASH AND CASH EQUIVALENTS, beginning of period	697,948	1,470,208

CASH AND CASH EQUIVALENTS, end of period	$955,578	$1,020,392

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. Effective December 31, 2008, we revised our definition of ARPU to include activation revenues. Activation revenues are related to the reactivation of accounts that have previously disconnected and we believe that these revenues are more appropriate presented as a component of ARPU rather than a reduction to CPGA. Prior year measures have been restated to reflect this revision. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.

ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. ARPU for the three and nine months ended September 30, 2009 includes approximately $12.5 million and $37.2 million, respectively, that would have been recognized as service revenues but were classified as equipment revenues because the consideration received from customers was less than the fair value of the promotionally priced handsets. The following table shows the calculation of ARPU for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$812,340	$610,691	$2,305,888	$1,771,222
Add:
Impact to service revenues of promotional activity	12,481	—	37,209	—
Less:
Pass through charges	(48,030)	(31,445)	(125,314)	(88,582)

Net service revenues	$776,791	$579,246	$2,217,783	$1,682,640

Divided by: Average number of customers	6,303,075	4,741,043	6,058,007	4,480,606

ARPU	$41.08	$40.73	$40.68	$41.73

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Equipment revenues related to new customers adjusted for impact to service revenues of promotional activity are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$72,968	$58,916	$222,146	$158,743
Less: Equipment revenues	(83,253)	(76,030)	(244,646)	(256,660)
Add: Impact to service revenues of promotional activity	12,481	—	37,209	—
Add: Equipment revenue not associated with new customers	38,742	33,295	121,786	116,711
Add: Cost of equipment	199,092	160,538	651,511	520,783
Less: Equipment costs not associated with new customers	(62,041)	(56,891)	(198,523)	(188,096)

Gross addition expenses	$177,989	$119,828	$589,483	$351,481

Divided by: Gross customer additions	1,156,242	934,607	3,975,625	2,687,513

CPGA	$153.94	$128.21	$148.27	$130.78

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition exclusive of pass through charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$298,288	$219,423	$812,596	$614,036
Add: General and administrative expense	65,492	57,738	195,045	175,705
Add: Net loss on equipment transactions unrelated to initial customer acquisition	23,299	23,596	76,737	71,385
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(12,426)	(10,782)	(35,767)	(30,254)
Less: Pass through charges	(48,030)	(31,445)	(125,314)	(88,582)

Total costs used in the calculation of CPU	$326,623	$258,530	$923,297	$742,290

Divided by: Average number of customers	6,303,075	4,741,043	6,058,007	4,480,606

CPU	$17.27	$18.18	$16.93	$18.41

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$73,550	$44,880	$143,719	$134,864
Adjustments:
Depreciation and amortization	98,977	67,631	272,097	185,819
Loss (gain) on disposal of assets	2,569	1,822	(8,328)	4,471
Stock-based compensation expense (1)	12,426	10,782	35,767	30,254
Interest expense	70,391	42,950	199,358	136,032
Accretion of put option in majority-owned subsidiary (1)	395	317	1,168	937
Interest and other income	(853)	(5,164)	(1,881)	(20,418)
Impairment loss on investment securities	374	2,956	1,827	20,037
Provision for income taxes	14,350	34,714	61,276	96,873

Consolidated Adjusted EBITDA	$272,179	$200,888	$705,003	$588,869

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$313,421	$196,489	$779,414	$527,907
Adjustments:
Interest expense	70,391	42,950	199,358	136,032
Non-cash interest expense	(3,019)	(671)	(8,176)	(1,875)
Interest and other income	(853)	(5,164)	(1,881)	(20,418)
(Provision for) recovery of uncollectible accounts receivable	(80)	107	(191)	(14)
Deferred rent expense	(5,876)	(1,302)	(17,765)	(14,268)
Cost of abandoned cell sites	(1,541)	(1,280)	(6,148)	(3,603)
Gain on sale of investments	241	—	272	—
Accretion of asset retirement obligations	(1,320)	(996)	(3,716)	(2,244)
Provision for income taxes	14,350	34,714	61,276	96,873
Deferred income taxes	(40,072)	(33,690)	(85,070)	(93,484)
Changes in working capital	(73,463)	(30,269)	(212,370)	(36,037)

Consolidated Adjusted EBITDA	$272,179	$200,888	$705,003	$588,869

The following table reconciles segment Adjusted EBITDA for the three and nine months ended September 30, 2009 and 2008 to consolidated income before provision for income taxes.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Segment Adjusted EBITDA (Deficit):
Core Markets Adjusted EBITDA	$315,810	$236,328	$878,227	$660,882
Northeast Markets Adjusted EBITDA Deficit	(43,631)	(35,440)	(173,224)	(72,013)

Total	272,179	200,888	705,003	588,869
Depreciation and amortization	(98,977)	(67,631)	(272,097)	(185,819)
(Loss) gain on disposal of assets	(2,569)	(1,822)	8,328	(4,471)
Stock-based compensation expense	(12,426)	(10,782)	(35,767)	(30,254)
Interest expense	(70,391)	(42,950)	(199,358)	(136,032)
Accretion of put option in majority-owned subsidiary	(395)	(317)	(1,168)	(937)
Interest and other income	853	5,164	1,881	20,418
Impairment loss on investment securities	(374)	(2,956)	(1,827)	(20,037)

Consolidated income before provision for income taxes	$87,900	$79,594	$204,995	$231,737